Exhibit 99.1

News Announcement	For Immediate Release

Contact:
Darren Richardson	Joseph Jaffoni, David Jacoby
Mad Catz Interactive, Inc.	Jaffoni & Collins Incorporated
619/683-9830	212/835-8500 or mcz@jcir.com

MAD CATZ INTERACTIVE ANNOUNCES CHIEF FINANCIAL OFFICER RESIGNATION

- Company Commences Search For Replacement -

San Diego, California, August 21, 2006 — Mad Catz Interactive, Inc. (“Mad Catz”) (AMEX/TSX: MCZ), a leading worldwide third party video game accessory provider, announced today that its Chief Financial Officer, Cyril Talbot III, has resigned effective September 1, 2006, as he has accepted a position with a privately-held company outside of the interactive entertainment industry. Mad Catz is embarking on an executive search to fill the position.

Darren Richardson, President and CEO of Mad Catz Interactive, commented, “We appreciate Cy’s valuable contributions to Mad Catz and wish him well in his future endeavors. We’ll take this opportunity to seek a CFO that brings to Mad Catz a successful track record in finance, SEC reporting and compliance knowledge, and communication skills that support our financial community relationships.”

Cy Talbot added, “Mad Catz has a well-earned industry reputation for innovative, quality products that deliver value to consumers. I am delighted to have contributed to the Company’s growth during my tenure and look forward to supporting the Company to facilitate a smooth transition while it identifies and appoints a new CFO.”

About Mad Catz

Mad Catz is a worldwide leader of innovative peripherals in the interactive entertainment industry. Mad Catz designs and markets a full range of accessories for video game systems and publishes video game software, including the industry leading GameShark brand of video game enhancements. Mad Catz has distribution through most leading retailers offering interactive entertainment products. Mad Catz has its operating headquarters in San Diego, California and offices in Canada, Europe and Asia. For additional information go to www.madcatz.com.

-more-

Mad Catz Interactive, 8/21/06	page 2

Safe Harbor for Forward Looking Statements

This press release contains forward-looking statements about the Company that involve substantial risks and uncertainties. The Company assumes no obligation except as required by law to update the forward-looking statements contained in this press release as a result of new information or future events or developments. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “should,” “plan,” “goal,” “believe,” “confident” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: the ability to attract and retain qualified and skilled personnel; the ability to maintain or renew the Company’s licenses; competitive developments affecting the Company’s current products; first party price reductions; the ability to successfully market both new and existing products domestically and internationally; difficulties or delays in manufacturing; delays in the Company’s ability to obtain products from its manufacturers in China; market and general economic conditions. A further list and description of these risks, uncertainties and other matters can be found in the Company’s reports filed with the Securities and Exchange Commission and the Canadian Securities Administrators.

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